Exhibit 10.3

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”) is made and entered into this 25th day of April, 2012, by and among Advance Realty Management, Inc. a New Jersey corporation, having a principal place of business at 1430 Route 206, Bedminster, NJ 07921, (the “Sublessor”) and Amarin Pharma Inc., a Delaware corporation, having a principal place of business at 1430 US Highway 206, Bedminster, New Jersey 07921 (“Sublessee”) and Bedminster 2 Funding, LLC (the “Prime Lessor”).

WHEREAS, Sublessor desires to sublet the Sublease Premises, as hereinafter defined, and Sublessee agrees to accept a sublease thereof.

NOW THEREFORE, it is mutually agreed as follows:

1. DEMISE OF SUBLEASE PREMISES

In consideration of the rent and other sums to be paid by Sublessee hereunder and in further consideration of the other terms, covenants and conditions on Sublessee’s part to be kept and performed hereunder, the Sublessor hereby subleases to Sublessee, and Sublessee hereby takes and hires from Sublessor, subject to all of the terms and conditions set forth herein and in the Prime Lease (defined below), an agreed upon 2,800 square feet of rentable space located on the first floor of the property located at 1430 US Highway 206, Bedminster, New Jersey 07921 (the “Building”) and designated as Suite 120 (the “Sublease Premises”), which is a portion of the Premises that are more fully described in Section 1.36 of that certain Lease Agreement by and between Prime Lessor and Sublessor dated as of March 1, 2012 (“Prime Lease”). The Prime Lease is incorporated herein by this reference. Prime Lessor hereby consents to this Sublease and agrees that if the Prime Lease shall terminate for any reason prior to the expiration date thereof, Prime Lessor shall assume the obligations of Sublessor hereunder and Sublessee shall recognize Prime Lessor as its landlord hereunder, in all cases upon the terms and conditions herein and for the remaining Term of this Sublease.

2. TERM AND EXTENSIONS OF TERM

The term of this Sublease shall commence on the later of May 1, 2012 or the date that the Sublessor delivers the Sublease Premises to Sublessee (“Commencement Date”) and end on June 30, 2014 (“Termination Date”), subject to earlier termination as provided below.

3. CONDITIONS PRECEDENT

3.1. The Sublease Premises and the building to which the Sublease Premises are a part are subleased to Sublessee subject to their condition as of the Commencement Date, and Sublessor does not make any representation or warranty, either express or implied, as to the condition of the Sublease Premises or as to the adequacy or suitability of the Sublease Premises for the purposes or needs of Sublessee. The Sublessee shall be responsible for all costs associated with the Sublease Premises which are incurred as of the Commencement Date.

3.2. Sublessee agrees that following the Commencement Date, the Sublessor shall have no responsibility or obligation for expenses with respect to the care or maintenance of the Sublease Premises or for the operation and conduct of business on the Sublease Premises, regardless of the nature of the expense.

3.3 Prior to the Commencement, Sublandlord will, at its expense, clean the existing carpets, repair (where necessary) and paint the walls.

4. USE OF SUBLEASE PREMISES

The Sublease Premises shall be used and occupied by the Sublessee only for the Permitted Use (defined in the Prime Lease as general office space) and for no other purpose.

5. RENT

Effective on the Commencement Date, Sublessee agrees to pay and Sublessor agrees to accept, Monthly Base Rent for the duration of the sublease term of $7,000.00. Sublessee shall also pay to Sublessor all Additional Rent, Operating Charges, Operating Charges Escalations, and Real Estate Tax Escalations over a 2012 Base Year (as such terms are defined in the Prime Lease) allocable to the Sublease Premises on a pro rata square foot basis. All such payments shall be made at the offices of Sublessor herein specified or at such other place as the Sublessor may from time to time designate in writing.

6. TAXES

Following the Commencement Date, in the event the taxing authorities change the manner in which Taxes are levied, charged or assessed from the present existing tax system, Sublessee shall pay such Taxes imposed upon the Sublease Premises under any alternative or revised system of taxation as required by the Prime Landlord.

7. ACCEPTANCE OF PAYMENTS BY SUBLESSOR

No payment by Sublessee, or acceptance by Sublessor, of a lesser amount than shall be due from Sublessee to Sublessor shall be treated otherwise than as a payment on account. The acceptance by Sublessor of a check for a lesser amount with an endorsement or statement thereon, or upon any letter from Sublessee stating that such lesser amount shall constitute payment in full, shall be given no effect and Sublessor may accept such payment without prejudice to any other rights or remedies which Sublessor may have against Sublessee. Any payment, however designated, may be accepted by Sublessor and applied against any part of Sublessee’s then existing and then due Monthly Base Rent, Additional Rent, Taxes or other obligations, or Sublessor may apply such payment against any sum then due or may retain such payment (without interest) as a credit against Sublessee’s accruing future obligations.

8. ELECTRIC AND OPERATING CHARGES

Following the Commencement Date, Sublessee shall pay promptly to Sublessor $1.50 psf, or $350.00 per month, for electric directly to the Sublessor.

9. SECURITY DEPOSIT

Sublessee shall deliver to Sublessor a security deposit of one (1) month’s rent (“Security Deposit”) with the execution of this Sublease. Upon the commencement of the term of this Sublease,

Sublessor shall hold said Security Deposit for the duration of the term of this Sublease. The Security Deposit shall be held by the Sublessor as security for the full and faithful performance by Sublessee of all the Sublessee’s terms, covenants and conditions of this Sublease, which Security Deposit shall be returned to Sublessee upon the expiration of this Sublease, provided Sublessee has faithfully performed all of the Sublessee’s terms, covenants and conditions set forth in this Sublease . The Security Deposit shall be transferable to the benefit of any successor or assignee of the Sublessor.

In the event of Sublessee’s default or failure to perform the terms, covenants or conditions of this Sublease beyond applicable notice and cure periods (as defined in the Prime Lease), the Sublessor may draw upon the Security Deposit to recovery any costs, liabilities or other amount s due and owing by the Sublessee and Sublessee shall immediately replenish the Security Deposit amount so that a Security Deposit balance of one (1) month’s rent is always maintained during the Sublease term.

11. INTENTIONALLY OMITTED

12. INSURANCE ON SUBLEASE PREMISES

12.1. During the term of this Sublease, Sublessee shall provide and maintain at Sublessee’s sole expense all insurance coverage, in such amounts and subject to the requirements of Article 13 of the Prime Lease as well as such other insurance upon or with respect to the Sublease Premises or the operation thereof in such amounts and against such other insurable hazards as are, from time to time, reasonably required by the Sublessor, the Prime Lessor or lender.

12.2. In addition to the requirements set forth in the Prime Lease, all such insurance shall be written by companies of recognized financial standing which are authorized to do insurance business in New Jersey, and such insurance shall name as the insured parties Sublessor, Sublessee and the Prime Lessor (as their respective interests may appear).

12.3. In the event any damage to or destruction of the Sublease Premises shall occur, the provisions of the Prime Lease with respect to damage or destruction shall apply. I.

12.4. Every policy required by this Section 12 shall contain an agreement by the insurer that it will not cancel or modify such policy except after thirty (30) days’ prior written notice sent by registered mail to Sublessor, and that any loss otherwise payable thereunder shall be payable notwithstanding any change in title or other ownership of the Sublease Premises. Sublessee shall submit to Sublessor a letter or binder for all the insurance coverage required hereunder at the time it executes this Sublease and shall submit to Sublessor original insurance policies or certificates of insurance demonstrating Sublessee’s full performance of its insurance obligations under this Sublease, together with proof of premium payment, within thirty (30) days following the execution of this Sublease. Thereafter, Sublessee shall submit to Sublessor copies of renewal policies or renewal certificates with proof of premium payment at least ten (10) days before the expiration of such policies. Sublessor’s receipt of information whether or not evidence of coverage, shall not affect the respective rights and duties of Sublessor and Sublessee as they are stated herein.

13. INDEMNIFICATION

Sublessee agrees to pay, and to protect, indemnify and save harmless Sublessor, its officers, directors, employees, agents, representatives and attorneys from and against any and all liabilities,

losses, damages, costs, expenses (including, without implied limitation, all reasonable attorneys’ fees and expenses of Sublessor), causes of action, suits, claims, demands or judgments of any nature whatsoever, arising from (a) any injury to, or the death of, any persons or any damage to property on the Sublease Premises or in any manner growing out of or connected with the use or occupation of the Sublease Premises or any part thereof, or resulting from the condition thereof caused by Sublessee; and (b) violation by Sublessee of any term or provision of this Sublease; (c) violation by Sublessee of any term or provision of the Prime Lease; (d) violation by Sublessee of any contract or agreement to which Sublessee is a party; and (e) violation by Sublessee of any restriction, statute, law, ordinance or regulation, affecting the Sublease Premises or any part thereof or the ownership, occupancy or use thereof. The obligations of Sublessee under this Section 13 relating to events occurring during the term of this Sublease shall survive the expiration or other termination of this Sublease.

14. MAINTENANCE/SERVICES

Sublessee shall, at all times, maintain the Sublease Premises as well as the furniture therein, and be responsible for the maintenance and required services of the tenant under the Prime Lease as set forth in the Prime Lease.

15. ALTERATIONS AND/OR REMODELS

Sublessee shall not make any alterations, improvements, or additions to the Sublease Premises without first obtaining the prior written consent of the Sublessor, which consent shall not be unreasonably withheld.

16. DUTIES AND RIGHTS UNDER PRIME LEASE,

16.1. Sublessee shall be responsible for all duties and obligations of Sublessor under the Prime Lease with respect to the Sublease Premises on Sublessee’s own initiative and shall perform all such duties and obligations without being asked to do so in each particular instance. Sublessee shall not do or allow to be done any act or omission, on its part or on the part of any of its officers, directors, agents, servants or employees which would adversely affect Sublessor’s rights, privileges, powers and immunities under the Prime Lease or which would be contrary to the requirements of the Prime Lease. Any and all rights held by Prime Lessor under the Prime Lease shall be deemed to be held by and to enure to the benefit of Sublessor for purposes of this Sublease, and Sublessor may exercise any or all such rights as if Sublessor were the Prime Lessor.

16.2. Sublessor represents, covenants and agrees that: (i) Sublessor has delivered toSublessee a copy of the Prime Lease and there are no understandings relating the Sublease Premises which will adversely affect or diminish the rights of Sublessee or impose any greater obligations on Sublessee other than those which are expressly stated therein; and (ii) the Prime Lease is in full force and effect; and (iii) neither Sublessor nor Prime Lessor are currently in default under the Prime Lease and no event has occurred which with the passing of time or giving of notice would constitute a default under the Prime Lease. Sublessor shall pay, when and as due, all fixed rent and additional rent payable by Sublessor to Prime Lessor under the Prime Lease. Sublessor shall timely perform its covenants and obligations under the Prime Lease which do not require possession of the Sublease Premises for their performance and which are not otherwise to be performed hereunder by Sublessee on behalf of Sublessor and Sublessor will indemnify and hold harmless Sublessee from and against all claims, liabilities, losses and damages of any kind whatsoever that Sublessee may incur by reason of, resulting from or arising out of, a failure of

Sublessor to comply with the provisions of this Sublease or the Prime Lease, for any reason whatsoever. Sublessor shall timely enforce all of Sublessor’s rights under the Prime Lease and shall not allow the Prime Lease to terminate prior to the Termination Date under this Sublease.

17. ASSIGNMENT AND SUBLETTING

Upon obtaining the prior written consent of the Prime Lessor in accordance with the provisions of the Prime Lease and upon satisfaction of the conditions stated in the Prime Lease, Sublessee shall have the right from time to time without consent of Sublessor to sublet, assign or transfer any interest in all or any part of the Sublease Premises to any third party. Without limiting the foregoing, Subleasor and Prime Leasor hereby agree that Sublessee may, without the prior consent of Sublessor or Prime Lessor, sublet, assign or transfer any interest in all or any part of the Sublease Premises to a parent, subsidiary, or affiliate or franchisee of Sublessee or franchisee of Sublessee’s parent, subsidiary or affiliate or to a corporation resulting from consolidation or merger or in connection with the sale or substantially all of the assets of Sublessee including this Sublease, provided that Sublessee is current in all obligations under the Prime Lease. No assignment, sub-sublease, or transfer made shall affect or reduce any of the obligations of Sublessee hereunder, and all such obligations shall continue in full effect.

18. SURRENDER OF POSSESSION BY SUBLESSEE

18.1. Upon the earlier of (i) the expiration of the term of the Prime Lease, or (ii) the termination of this Sublease, at any time and for any reason other than a default of Sublessor under the Prime Lease or a voluntary termination of the Prime Lease, Sublessee promptly and peaceably shall surrender to the Sublessor the Sublease Premises, in the same condition as at the Commencement Date, ordinary wear and tear and Sublessor approved improvements, excepted. On or before the last day of this Sublease, Sublessee shall remove from the Sublease Premises all furniture, trade fixtures, equipment and other property belonging to Sublessee (“Sublessee’s Property”). Any damage to the Sublease Premises caused by such removal of Sublessee’s Property shall be repaired to the Sublessor’s reasonable satisfaction; in no event shall Sublessee’s Property which has become permanently affixed to the Sublease Premises be removed, or the furniture being provided to Sublessee by Sublessor for use during the sublease term.

18.2. lf Sublessee has not removed Sublessee’s Property on or before the Termination Date, the Sublessor may, solely at its option, either (a) retain Sublessee’s Property at its own without liability therefor and without compensating Sublessee therefor; or (b) remove Sublessee’s Property from the Sublease Premises, the costs and expense for such to be for Sublessee’s account, which shall be paid in full by Sublessee immediately upon demand by Sublessor, offset against the Security Deposit, or both, to the extent necessary to fully pay said costs and expense. If this Sublease is terminated by reason of default by Sublessee, then Sublessor shall have the option with respect to Sublessee’s Property as set forth in the immediately preceding sentence.

19. ACCESS TO SUBLEASE PREMISES

Sublessor, its agents, servants and employees may enter the Sublease Premises upon reasonable notice to Sublessee, which notice may be oral, however, such persons shall be accompanied by an employee of the Sublessee during any such access. Any access to the Sublease Premises by Sublessor shall be during normal business hours (except in case of emergency) and Sublessor shall use reasonable efforts not to interfere with Sublessee’s business.

20. DEFAULT, TERMINATION AND REMEDIES OF SUBLESSOR.

Sublessee shall be in default of this Sublease if at any time there shall occur any of the events of default by Sublessee as defined in the Prime Lease, or if Subleasee shall fail to perform any of the covenants, conditions or obligations of this Sublease within the applicable notice and cure periods provided in the Prime Lease. In the event any such default, Sublessor shall be entitled to the same remedies as Prime Lessor under the Prime Lease.

21. SUBLESSOR’S WAIVER

Sublessor’s failure at any time or from time to time to require strict compliance by Sublessee with this Sublease shall neither waive nor prejudice Sublessor’s continued right to insist upon the due and timely performance of this Sublease and to avail itself of all remedies provided by law or by this Sublease.

22. GOVERNING LAW

The law applicable to the performance of this Sublease shall be the law of the State of New Jersey and any action or otherwise related to or arising out of this Sublease shall be heard in the courts located in the County of Morris, State of New Jersey.

23. SIGNAGE.

Sublessee shall not install or remove any signage within or outside the Sublease Premises without, in each instance, first obtaining the express written consent of the Prime Lessor. Sublessee shall be responsible, on or before the Termination Date, to remove any signage installed by, or on behalf of, Sublessee and repair all resulting damage. In addition, Sublessee shall maintain all signage, through the term of this Sublease, in such condition as required by the Prime Lease, but in no event, less then good condition.

24. SUBLESSEE’S INSPECTION

Sublessee warrants and covenants that Sublessee has made all necessary or desirable examinations, inspections and inquiries regarding the Sublease Premises and has consulted with such professional advisors as Sublessee deems necessary or desirable to satisfy Sublessee, at Sublessee’s discretion and on Sublessee’s own initiative, that the Sublease Premises are acceptable to Sublessee, that this Sublease is lawful in substance and in form, and that Sublessee is financially prepared to assume any and all risks and obligations of any kind that may be involved in becoming Sublessee.

25. NO OTHER ASSURANCES

Sublessee makes this Sublease in reliance upon its provisions, and not in reliance upon any alleged assurances, representations and warranties made by Sublessor, its officers, directors, agents, servants or employees.

26. BROKERS

Each party represents to the other that, other than Colliers International, it has not utilized the services of any real estate broker in connection herewith. In the event any broker claims or demands arise as a result of the making of this Sublease, each party hereto covenants and agrees to indemnify the other against any claims or demands with respect to the making of this Sublease allegedly resulting from arrangements or contracts made by the indemnifying party.

27. NOTICES

Where this Sublease requires notices to be given, except where it expressly provides to the contrary, all such notices shall be in writing and (except for those that are delivered by hand) shall be deemed given when received via nationally recognized overnight courier, addressed to the party entitled to receive the notice at his or its address stated below, or at such other address as the party to receive the notice last may have designated for such purpose by notice given to the other party. Any notice given by facsimile shall be confirmed by certified mail.

SUBLESSOR	SUBLESSEE
Advance Realty Management, Inc.	Amarin Pharma Inc.
1430 US Highway 206	1430 US Highway 206
Bedminster, NJ 07921	Bedminster, NJ 07921
Attn: Lease Administration	Attn: General Counsel
Telephone: 908 719 3000	Telephone: 908 719 1315

28. DEFAULTS BY SUBLESSEE

If Sublessee should be in default in the performance of any of its obligations under this Sublease, or the Prime Lease beyond the applicable notice and cure periods, the Sublessor may, without notice, and in addition to any other remedy available at law or in equity, at its option, incur any reasonable expense necessary to perform the obligation of Sublessee and charge such expense as Additional Rent due and payable upon demand.

29. MISCELLANEOUS

29.1. When the sense so requires, words of any gender used in this Sublease shall be held to include any other gender and words in the singular shall be held to include the plural. “Sublessee” shall include the heirs, executors, administrators and personal representatives of any individual Sublessee as well as Sublessee’s assigns (subject to Sublessor’s prior written consent) and the successor of Sublessee unless the context precludes such construction. The captions or headings of particular paragraphs or parts of this Sublease are inserted for convenience only and shall not affect the meaning of this Sublease as a whole, or any paragraph or any part of it.

29.2. No alleged modifications, termination or waiver of this Sublease shall be binding unless it is set out in writing and signed by the party against whom or which it is sought to be enforced. In order for any document or writing to be binding on Sublessor, whether this Sublease or any amendment, supplement or extension, it must be signed by both Sublessee and Sublessor.

29.3. If any term or provision of this Sublease or the application hereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Sublease shall not be affected thereby, nor shall the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable be affected thereby.

29.4. This Sublease contains the entire understanding between the parties with respect to its subject matter, the Sublease Premises, and all aspects of the relationship between Sublessee and Sublessor relating to the Sublease Premises.

29.5. The Sublessee shall not record this Sublease.

29.6. Capitalized terms utilized herein, but not otherwise defined herein, shall have such meanings as assigned to such terms in the Prime Lease.

29.7. Sublesee shall, at all times, comply with all of the rules and regulations established, from time to time, by the Prime Lessor.

THE TERMS AND CONDITIONS OF THIS SUBLEASE ARE SUBJECT AND SUBORDINATE TO THE TERMS AND CONDITIONS OF THE PRIME LEASE AS SAME RELATES TO THE PRIME LESSOR AND (EXCEPT FOR THE PAYMENT OF MONTHLY BASE RENT AND ELECTRIC CHARGES) WHEREVER THERE IS A CONFLICT BETWEEN SUBLESSEE’S OBLIGATIONS TO SUBLESSOR UNDER THIS SUBLEASE AND THE SUBLESSEE’S OBLIGATIONS TO THE PRIME LESSOR (, THE PRIME LEASE SHALL CONTROL AND SUBLESSEE SHALL BE SUBJECT TO COMPLIANCE WITH THE TERMS OF THE PRIME LEASE.

IN WITNESS WHEREOF, Sublessor and Sublessee have caused this Agreement to be executed and sealed as of the day and year first above written.

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SUBLESSOR:

ADVANCE REALTY MANAGEMENT, INC.

BY:	/s/ Kurt R. Padavano

NAME: Kurt R. Padavano

TITLE: Chief Operating Officer

SUBLESSEE:

AMARIN PHARMA INC.

BY:	/s/ John F. Thero

NAME:	John F. Thero

TITLE:	President

SUBLESSOR:

BEDMINSTER 2 FUNDING, LLC

BY: Advance Realty Development, LLC, its sole member

NAME: Kurt R. Padavano

TITLE: Chief Operating Officer